Filed Pursuant to Rule 424(b)(3)
File Number 333-139081

PROSPECTUS SUPPLEMENT NO. 15
to Prospectus declared
effective on February 13, 2007
as supplemented on March 2, 2007, March 12, 2007, April 2, 2007, May 1, 2007, May 7, 2007, May 22, 2007, June 26, 2007, July 11, 2007, July 27, 2007, August 21, 2007, November 21, 2007, December 20, 2007, March 3, 2008 and April 7, 2008
(Registration No. 333-139081)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

        This Prospectus Supplement No. 15 supplements our Prospectus dated February 13, 2007, Prospectus Supplement No. 1 dated March 2, 2007, Prospectus Supplement No. 2 dated March 12, 2007, Prospectus Supplement No. 3 dated April 2, 2007, Prospectus Supplement No. 4 dated May 1, 2007, Prospectus Supplement No. 5 dated May 7, 2007, Prospectus Supplement No. 6 dated May 22, 2007, Prospectus Supplement No. 7 dated June 26, 2007, Prospectus Supplement No. 8 dated July 11, 2007, Prospectus Supplement No. 9 dated July 27, 2007, Prospectus Supplement No. 10 dated August 21, 2007, Prospectus Supplement No. 11 dated November 21, 2007, Prospectus Supplement No. 12 dated December 20, 2007, Prospectus Supplement No. 13 dated March 3, 2008 and Prospectus Supplement No. 14 dated April 7, 2008. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 15 together with the Prospectus, Prospectus Supplement No 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11 and Prospectus Supplement No. 12, Prospectus Supplement No. 13 and Prospectus Supplement No. 14.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated April 18, 2008, as filed by us with the Securities and Exchange Commission.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYKN."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 28, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On and effective April 18, 2008, Mark P. Carthy resigned as a member and Chairman of the Board of Directors of Cyberkinetics Neurotechnology Systems, Inc. (the “Company”), as well as the Company’s Compensation Committee and Nominating Committee. Mr. Carthy has resigned to enable him to focus his efforts as Senior Partner at Orion Healthcare Equity Partners, which he co-founded in 2007. Mr. Carthy’s resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On and effective April 18, 2008, George N. Hatsopoulos resigned as a member of the Board of Directors of Cyberkinetics Neurotechnology Systems, Inc. (the “Company”). Mr. Hatsopoulos has resigned to enable him to focus his efforts as Chairman and Chief Executive Officer of Pharos, LLC. Mr. Hatsopoulos’ resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The vacancies on the Board of Directors created by these resignations will not be filled at the current time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name: Timothy R. Surgenor
Title: President and Chief Executive Officer

Dated: April 21, 2008